Exhibit 99.1

SENIOR DIRECT LENDING PROGRAM, LLC

(dba Senior Direct Lending Program)

Consolidated Financial Statements

For the Year Ended December 31, 2023

(With Independent Auditors' Report Thereon)

2

KPMG LLP
Suite 1500
550 South Hope Street
Los Angeles, CA 90071-2629

Independent Auditors' Report

To the Members
Senior Direct Lending Program, LLC:

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Senior Direct Lending Program, LLC (the Fund), which comprise the consolidated balance sheets, including the consolidated schedule of investments, as of December 31, 2023 and December 31, 2022, and the related consolidated statements of operations, changes in members' capital, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Fund as of December 31, 2023 and December 31, 2022, and the results of its operations, changes in its members' capital, and its cash flows for each of the years in the two-year period ended December 31, 2023, in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Fund, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund's ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Senior Direct Lending Program, LLC

Consolidated Balance Sheets

(in millions)

______________________________________________________________________________________________________

	As of
	December 31, 2023	December 31, 2022

ASSETS
Investments at fair value (amortized cost of $5,267 and $5,166, respectively)	$ 5,129	$ 4,958
Restricted cash	150	83
Interest receivable	36	53
Receivable for open trades	—	6
Other assets	6	8
Total assets	$ 5,321	$ 5,108
LIABILITIES
Senior notes	$ 3,705	$ 3,538
Intermediate funding notes	139	132
Accrued interest payable on notes	79	59
Accrued distribution payable on subordinated certificates	50	38
Accounts payable and other liabilities	7	13
Total liabilities	3,980	3,780
MEMBERS' CAPITAL
Subordinated certificates	1,341	1,328
Members' interest	—	—
Total members' capital	1,341	1,328
Total liabilities and members' capital	$ 5,321	$ 5,108

See accompanying notes to consolidated financial statements.

Senior Direct Lending Program, LLC

Consolidated Schedule of Investments

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Company	Investment	Interest (2)	Amortized Cost	Fair Value		Percentage of Members' Capital
Capital Goods
NCWS Intermediate, Inc.	First lien senior secured loan ($279.7 par due 12/2026)	11.6%	$ 279.7	$ 279.7

Qnnect, LLC	First lien senior secured loan ($278.3 par due 11/2029)	12.4%	278.3	278.3

Harvey Tool Company, LLC	First lien senior secured loan ($256.6 par due 10/2027)	11.0%	256.6	254.0

Precinmac (US) Holdings Inc. and Trimaster Manufacturing Inc.	First lien senior secured loan ($256.1 par due 08/2027)	11.5%	256.1	253.5	(1)

Arrowhead Holdco Company	First lien senior secured loan ($271.6 par due 08/2028)	10.0%	271.6	244.4

Penn Detroit Diesel Allison, LLC	First lien senior secured loan ($32.9 par due 12/2027)	11.7%	32.9	32.9
			1,375.2	1,342.8		100.1%
Commercial & Professional Services
ISQ Hawkeye Holdco, Inc.	First lien senior secured loan ($295.6 par due 08/2029)	11.4%	295.6	295.6

Valcourt Holdings II, LLC and Jobs Holdings, Inc.	First lien senior secured loan ($262.5 par due 11/2029)	11.3%	262.5	257.3

Pritchard Industries, LLC	First lien senior secured loan ($245.2 par due 10/2027)	11.0%	245.2	240.3
			803.3	793.2		59.1%
Consumer Services
Concert Golf Partners Holdco LLC	First lien senior secured loan ($273.5 par due 04/2029)	11.2%	273.5	273.5

HGC Holdings, LLC	First lien senior secured loan ($232.0 par due 06/2026)	11.2%	232.0	232.0

Triwizard Holdings, Inc.	First lien senior secured loan ($169.2 par due 06/2029)	11.7%	169.2	169.2
			674.7	674.7		50.3%
Insurance Services

Senior Direct Lending Program, LLC

Consolidated Schedule of Investments

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Company	Investment	Interest (2)	Amortized Cost	Fair Value		Percentage of Members' Capital
THG Acquisition, LLC	First lien senior secured loan ($325.5 par due 12/2026)	11.2%	325.5	325.3

Benecon Midco II LLC	First lien senior secured loan ($170.2 par due 12/2026)	10.7%	170.2	170.2
			495.7	495.5		36.9%
Household & Personal Products
Walnut Parent, Inc.	First lien senior secured loan ($370.2 par due 11/2027)	11.0%	370.2	366.5
			370.2	366.5		27.3%

Software & Services
Pegasus Global Enterprise Holdings, LLC	First lien senior secured loan ($334.9 par due 05/2025)	10.7%	334.9	334.9
			334.9	334.9		25.0%
Food & Staples Retailing
FS Squared Holding Corp.	First lien senior secured loan ($323.3 par due 03/2025)	10.8%	323.3	323.3
			323.3	323.3		24.1%
Food & Beverage
Manna Pro Products, LLC	First lien senior secured loan ($267.5 par due 12/2026)	11.5%	267.5	251.5
			267.5	251.5		18.7%
Telecommunication Services
Emergency Communications Network, LLC	First lien senior secured loan ($252.3 par due 06/2024)	14.1%	252.3	219.5
			252.3	219.5		16.4%
Retailing and Distribution
North Haven Falcon Buyer, LLC	First lien senior secured loan ($224.5 par due 05/2027)	13.5%	224.5	181.8
			224.5	181.8		13.6%
Education
Excelligence Holdings Corp.	First lien senior secured loan ($145.4 par due 01/2024)	11.5%	145.4	145.4
			145.4	145.4		10.8%
Healthcare Services
Center for Autism and Related Disorders, LLC	First lien senior secured loan ($164.3 par due 11/2024)		—	—	(3)

Senior Direct Lending Program, LLC

Consolidated Schedule of Investments

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Company	Investment	Interest (2)	Amortized Cost	Fair Value	Percentage of Members' Capital
			—	—	— %

			$ 5,267.0	$ 5,129.1	382.3%

(1) As of December 31, 2023, other than the investment noted by this footnote, all portfolio investments in the Senior Direct Lending Program, LLC (the “SDLP”) were domiciled in the United States.

(2) Represents the weighted average annual stated interest rate as of December 31, 2023. All interest rates are payable in cash, except for portions of the stated interest rates which are payment-in-kind for investments in Emergency Communications Network, LLC and North Haven Falcon Buyer, LLC.

(3) Loan is on non-accrual status.

See accompanying notes to consolidated financial statements.

Senior Direct Lending Program, LLC

Consolidated Schedule of Investments

As of December 31, 2022

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Company	Investment	Interest (2)	Amortized Cost	Fair Value		Percentage of Members' Capital
Capital Goods
Qnnect, LLC	First lien senior secured loan ($277.3 par due 11/2029)	11.1%	$ 277.3	$ 268.9

NCWS Intermediate, Inc.	First lien senior secured loan ($269.8 par due 12/2026)	10.4%	269.8	264.5

Arrowhead Holdco Company	First lien senior secured loan ($274.3 par due 8/2028)	8.9%	274.3	260.6

Precinmac (US) Holdings Inc. and Trimaster Manufacturing Inc.	First lien senior secured loan ($258.7 par due 8/2027)	10.4%	258.7	253.5	(1)

Harvey Tool Company, LLC	First lien senior secured loan ($233.6 par due 10/2027)	10.2%	233.6	231.3

Penn Detroit Diesel Allison, LLC	First lien senior secured loan ($49.6 par due 12/2027)	11.4%	49.6	49.6
			1,363.3	1,328.4		100.0%
Consumer Services
Concert Golf Partners Holdco LLC	First lien senior secured loan ($255.3 par due 4/2029)	10.2%	255.3	255.3

Towne Holdings, Inc.	First lien senior secured loan ($146.9 par due 8/2023)	13.8%	146.9	143.9

HGC Holdings, LLC	First lien senior secured loan ($141.4 par due 6/2026)	9.5%	141.4	141.4
			543.6	540.6		40.7%
Software & Services
Pegasus Global Enterprise Holdings, LLC	First lien senior secured loan ($338.4 par due 5/2025)	10.0%	338.4	338.4

n2y Holding, LLC	First lien senior secured loan ($193.5 par due 11/2026)	10.1%	193.5	191.5
			531.9	529.9		39.9%
Commercial & Professional Services
ISQ Hawkeye Holdco, Inc.	First lien senior secured loan ($286.5 par due 8/2029)	10.6%	286.5	280.8

Pritchard Industries, LLC	First lien senior secured loan ($242.3 par due 10/2027)	10.5%	242.3	235.0
			528.8	515.8		38.9%

Senior Direct Lending Program, LLC

Consolidated Schedule of Investments

As of December 31, 2022

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Company	Investment	Interest (2)	Amortized Cost	Fair Value		Percentage of Members' Capital
Insurance Services
THG Acquisition, LLC	First lien senior secured loan ($321.2 par due 12/2026)	10.1%	321.2	317.9

Benecon Midco II LLC	First lien senior secured loan ($171.9 par due 12/2026)	10.0%	171.9	171.9
			493.1	489.8		36.9%

Household & Personal Products
Walnut Parent, Inc.	First lien senior secured loan ($377.0 par due 11/2027)	10.2%	377.0	365.8
			377.0	365.8		27.5%
Food & Staples Retailing
FS Squared Holding Corp.	First lien senior secured loan ($308.0 par due 3/2025)	9.6%	308.0	308.0
			308.0	308.0		23.2%
Food & Beverage
Manna Pro Products, LLC	First lien senior secured loan ($270.3 par due 12/2026)	10.4%	270.3	251.4
			270.3	251.4		18.9%
Telecommunication Services
Emergency Communications Network, LLC	First lien senior secured loan ($238.8 par due 6/2024)	11.8%	238.8	214.9
			238.8	214.9		16.2%
Retailing and Distribution
North Haven Falcon Buyer, LLC	First lien senior secured loan ($217.2 par due 5/2027)	11.2%	217.2	202.0
			217.2	202.0		15.2%
Education
Excelligence Holdings Corp.	First lien senior secured loan ($146.3 par due 1/2024)	10.7%	146.3	146.3
			146.3	146.3		11.0%
Healthcare Services
Center for Autism and Related Disorders, LLC	First lien senior secured loan ($155.2 par due 11/2024)		148.0	65.2	(3)
			148.0	65.2		5.0%

Senior Direct Lending Program, LLC

Consolidated Schedule of Investments

As of December 31, 2022

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Company	Investment	Interest (2)	Amortized Cost	Fair Value	Percentage of Members' Capital

			$ 5,166.3	$ 4,958.1	373.3%

(1) As of December 31, 2022, other than the investment noted by this footnote, all portfolio investments in the Senior Direct Lending Program, LLC (the “SDLP”) were domiciled in the United States.

(2) Represents the weighted average annual stated interest rate as of December 31, 2022. All interest rates are payable in cash, except for portions of the stated interest rates which are payment-in-kind for investments in Emergency Communications Network, LLC and Towne Holdings, Inc.

(3) Loan is on non-accrual status.

See accompanying notes to consolidated financial statements.

Senior Direct Lending Program, LLC

Consolidated Statements of Operations

(in millions)

____________________________________________________________________________________________________

	For the Years Ended December 31,
	2023	2022
INVESTMENT INCOME
Interest income from investments	$ 566	$ 359
Other income	4	6
Total investment income	570	365
EXPENSES
Interest expense	296	155
Servicing fees	13	11
Other general and administrative	2	3
Total expenses	311	169
NET INVESTMENT INCOME BEFORE INCOME TAX EXPENSE	259	196
Income tax expense	8	6
NET INVESTMENT INCOME	251	190
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized losses on investments	(148)	—
Net unrealized gains (losses) on investments	75	(147)
Net realized and unrealized losses on investments	(73)	(147)
NET INCREASE IN MEMBERS' CAPITAL RESULTING FROM OPERATIONS	$ 178	$ 43

See accompanying notes to consolidated financial statements.

Senior Direct Lending Program, LLC

Consolidated Statements of Changes in Members' Capital

(in millions)

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	Subordinated	Members'
	Certificates	Interest	Total
Members' Capital at December 31, 2021	$ 1,120	$ —	$ 1,120
Increase in Members' Capital from Operations
Net increase in members' capital resulting from operations	43	—	43
Net increase in members' capital from operations	43	—	43
Increase in Members' Capital from Capital Transactions
Proceeds from subordinated certificates	363	—	363
Principal paydowns on subordinated certificates	(35)	—	(35)
Distributions to subordinated certificates	(163)	—	(163)
Net increase in members' capital from capital transactions	165	—	165
Net increase in members' capital	208	—	208
Members' Capital at December 31, 2022	$ 1,328	$ —	$ 1,328
Increase in Members' Capital from Operations
Net increase in members' capital resulting from operations	$ 178	$ —	$ 178
Net increase in members' capital from operations	178	—	178
Decrease in Members' Capital from Capital Transactions
Proceeds from subordinated certificates	204	—	204
Principal paydowns on subordinated certificates	(143)	—	(143)
Distributions to subordinated certificates	(226)	—	(226)
Net decrease in members' capital from capital transactions	(165)	—	(165)
Net increase in members' capital	13	—	13
Members' Capital at December 31, 2023	$ 1,341	$ —	$ 1,341

See accompanying notes to consolidated financial statements.

Senior Direct Lending Program, LLC

Consolidated Statements of Cash Flows

(in millions)

______________________________________________________________________________________________________

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net increase in members' capital resulting from operations	$ 178	$ 43
Adjustments to reconcile net increase in member's capital resulting from operations to net cash (used in) provided by operating activities:
Net realized losses on investments	148	—
Net unrealized gains on investments	(75)	147
Payment-in-kind interest	(25)	(20)
Collections of payment-in-kind interest	12	—
Investments in loans receivable	(633)	(1,015)
Principal repayments received on investments in loans receivable	404	61
Changes in operating assets and liabilities:
Interest receivable	17	(11)
Other assets	2	(2)
Accrued interest payable on notes	20	37
Accounts payable and other liabilities	(1)	2
Net cash provided by (used in) operating activities	47	(758)
Cash flows from financing activities:
Proceeds from senior notes	522	645
Principal paydowns of senior notes	(356)	(46)
Proceeds from intermediate funding notes	28	32
Principal paydowns of intermediate funding notes	(21)	(1)
Proceeds from subordinated certificates	204	363
Principal paydowns of subordinated certificates	(143)	(35)
Distributions to subordinated certificates net of distributions payable	(214)	(147)
Net cash provided by financing activities	20	811
CHANGE IN RESTRICTED CASH	67	53
RESTRICTED CASH, BEGINNING OF YEAR	83	30
RESTRICTED CASH, END OF YEAR	$ 150	$ 83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Change in accrued distributions payable to subordinated certificates	$ 12	$ 16
Interest paid during the year	$ 276	$ 118

See accompanying notes to consolidated financial statements.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

1.
Organization

The Senior Direct Lending Program, LLC d/b/a the “Senior Direct Lending Program” (the “SDLP”), a Delaware limited liability company, was organized on December 18, 2015 and commenced initial operations on July 27, 2016. The SDLP makes its investments through its wholly owned subsidiaries, SDLP SPV LLC (“SPV I”) and SDLP SPV II LLC (“SPV II” and collectively, the “SPVs”). The SDLP was formed to make certain first lien senior secured loans, including "unitranche" loans, which are loans that combine both senior and subordinated debt, generally in a first lien position, primarily to U.S. middle-market companies. The SDLP operates pursuant to the SDLP’s Fourth Amended and Restated Limited Liability Company Agreement dated as of August 29, 2023 (as amended from time to time, the “Agreement”). Additionally, specific operating terms and conditions such as servicing fees, administrative fees and disbursement of monies from payment accounts are specified in the SDLP’s Indenture dated as of January 31, 2018 (as amended from time to time, the “Indenture”).

Ares Capital Corporation (“ARCC”) and Varagon SDLP, LLC (the “Varagon Member”) are the members (the “Members”) of the SDLP, and Ares Capital Management LLC (“ACM”) and Varagon Capital Partners, L.P. (“Varagon”, and together with ACM, the “Managers”) are the managers of the SDLP.

Per the Agreement, the SDLP’s investment period will generally terminate upon the earliest of (i) December 31, 2036 (ii) the SDLP’s Investment Committee (as defined below) determines that the investment period be terminated, or (iii) the Members mutually agree to terminate the investment period.

The SDLP is capitalized in the form of subordinated certificates and membership interests (collectively referred to as members’ capital), as well as senior notes and intermediate funding notes (“IFNs”). The SDLP is capitalized as transactions are completed and all portfolio decisions and generally all other decisions in respect of the SDLP must be approved by an investment committee of the SDLP consisting of representatives of ARCC and the Varagon Member (the “Investment Committee”) (with approval from a representative of each required). The SDLP also has designated an independent third party to serve as a tie-breaker, which would be engaged by the SDLP in the event that the Investment Committee could not reach agreement on certain decisions.

These notes to the consolidated financial statements contain references to and summary descriptions of various provisions of the Agreement and the Indenture. Summary descriptions and brief references are by their nature imprecise and incomplete. Any description of any provision of the Agreement and the Indenture contained herein is qualified in its entirety by reference to the Agreement and the Indenture.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

2.
Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”), and include the accounts of the SDLP and its consolidated subsidiaries, the SPVs. The SDLP has been designated as an investment company following the accounting and reporting guidance in Accounting Standards Codification (“ASC”) 946, Financial Services—Investment Companies. The consolidated financial statements reflect all adjustments and reclassifications that are necessary for the fair presentation of the results of the operations and financial condition as of and for the periods presented. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of actual and contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income or loss and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation of investments.

Investments

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

Investments for which market quotations are readily available are typically valued at such market quotations. In order to validate market quotations, the SDLP looks at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. Investments that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the SDLP.

As part of the valuation process, the SDLP may take into account the following types of factors, if relevant, in determining the fair value of the SDLP’s investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, changes in the interest rate environment and the credit markets, which may affect the price at which similar investments would trade in their principal markets, and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the SDLP considers the pricing indicated by the external event to corroborate its valuation.

Because there is not a readily available market value for most of the investments in the SDLP portfolio, the SDLP values substantially all of its portfolio investments at fair value as determined in good faith by the SDLP, as described herein. Due to

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the SDLP’s investments may fluctuate from period to period. Additionally, the fair value of the SDLP’s investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the SDLP may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the SDLP was required to liquidate a portfolio investment in a forced or liquidation sale, the SDLP could realize significantly less than the value at which the SDLP has recorded it.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned.

See Note 3 for more information on the SDLP’s valuation process.

Restricted Cash

Restricted cash relates to cash held by a trustee on behalf of the SDLP and may include funds from time to time deposited with financial institutions and short-term, liquid investments in a money market account. The Indenture generally restricts this cash to be used to make interest and principal payments on the senior notes, IFNs and subordinated certificates, invest in debt and equity securities and pay other costs of the SDLP. Restricted cash is carried at cost which approximates fair value.

Interest Income Recognition

Interest income is recorded on an accrual basis and includes the accretion of discounts, amortization of premiums and payment-in-kind (“PIK”) interest. Discounts from and premiums to par value on investments purchased are accreted/amortized into interest income over the life of the respective security using the effective yield method. To the extent loans contain PIK provisions, PIK interest, computed at the contractual rate specified in each applicable agreement, is accrued and recorded as interest income and added to the principal balance of the loan. PIK interest income added to the principal balance is generally collected upon repayment of the outstanding principal. The amortized cost of investments represents the original cost adjusted for any accretion of discounts, amortization of premiums and PIK interest.

Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the SDLP’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are paid or there is no longer any reasonable doubt that such principal or interest will be collected in full and, in the judgment of the SDLP, are likely to remain current. The SDLP may make exceptions to this policy if the loan has sufficient collateral value (i.e., typically measured as enterprise value of the portfolio company) or is in the process of collection.

Other Income

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

Other income includes amendment fees that are fixed based on contractual terms and are generally non-recurring and non-refundable and are recognized as revenue when earned upon closing of the related transaction. Other income also includes fees for commitments. Such fees are fixed based on contractual terms and are recognized as income as services are rendered.

Income Taxes

The SDLP is treated as a partnership for U.S. federal income tax purposes and each member is individually responsible for reporting their share of income or loss, to the extent required by federal and state income tax laws and regulations, based upon their respective share of the SDLP’s income or loss and expenses as reported for income tax purposes.

New York City (“NYC”) imposes an Unincorporated Business Tax (“UBT”) on unincorporated entities that carry on a trade or business in NYC. The term “unincorporated entity” is defined to include an entity classified as a partnership for U.S. federal income tax purposes. Because the SDLP's activities constitute a trade or business in NYC, the SDLP is subject to the UBT. For the years ended December 31, 2023 and 2022, the SDLP recorded total tax expense including UBT of $8 and $6, respectively.

The Managers have reviewed all open tax years for major jurisdictions and has determined the SDLP has no tax liability for any unrecognized tax benefits (“UTB”) nor did it recognize any interest and penalties related to UTB for the year ended December 31, 2023.

For tax years beginning on or after January 1, 2018, the SDLP is subject to the partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, audits by the Internal Revenue Service (“IRS”) are conducted at the SDLP’s level. If the IRS were to determine that there should be an adjustment, the SDLP would by default be liable for an “imputed underpayment,” including interest and penalties if applicable, in the tax year of review. The members of the SDLP in the year of review may differ from those in the tax year under audit. Alternatively, the SDLP may shift such liability to the members of the SDLP for the tax year under audit by making a “push-out” election. The SDLP’s federal and state income tax returns for the tax years for which the applicable statute of limitations has not expired are subject to examination by the IRS or applicable state department of revenue.

Servicing and Administrative Fees

Pursuant to the Indenture, Varagon earns a senior servicing fee based on the average daily aggregate outstanding amount of the senior notes and IFNs. Additionally, the SDLP pays ARCC an administrative fee in exchange for the overhead costs in performing certain administrative functions for the SDLP. Such fees are paid to Varagon and ARCC as part of the SDLP's quarterly distributions. For the years ended December 31, 2023 and 2022, the SDLP incurred servicing fees of $13 and $11, respectively, and administrative fees of $1.5 and $1.5, respectively.

Recent Accounting Pronouncements

The SDLP considers the applicability and impact of all accounting standard updates ("ASU's") issued by the Financial Accounting Standards Board. ASUs were assessed and either determined to be not applicable or expected to have minimal impact on its consolidated financial statements.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

3.
Investments

As of December 31, 2023 and 2022, the SDLP’s investments consisted of the following:

As of December 31,
	2023		2022
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
First lien senior secured loans (1)	$ 5,267	$ 5,129	$ 5,166	$ 4,958
Total	$ 5,267	$ 5,129	$ 5,166	$ 4,958

(1) First lien senior secured loans include certain loans that the SDLP classifies as “unitranche” loans. The total amortized cost and fair value of the loans that the SDLP classified as “unitranche” loans were $4,558 and $4,463, respectively, as of December 31, 2023, and $4,108 and $4,017, respectively, as of December 31, 2022.

Fair Value Measurements

The SDLP follows ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the SDLP to assume that the portfolio investment is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, the SDLP has considered its principal market as the market in which the SDLP exits its portfolio investments with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:

•
Level 1-Valuations based on quoted prices in active markets for identical assets or liabilities that the SDLP has the ability to access.

•
Level 2-Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•
Level 3-Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Consistent with the SDLP’s valuation policy, it evaluates the source of inputs, including any markets in which the SDLP’s investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. The SDLP’s valuation policy considers the fact that because there is not a readily available market value for most of the investments in the SDLP’s portfolio, the fair value of the investments must typically be determined using unobservable inputs.

The SDLP’s portfolio investments are typically valued using two different valuation techniques. The first valuation technique is an analysis of the enterprise value (“EV”) of the portfolio company. Enterprise value means the entire value of the portfolio

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The primary method for determining EV uses a multiple analysis whereby appropriate multiples are applied to the portfolio company’s EBITDA (generally defined as net income before net interest expense, income tax expense, depreciation and amortization). EBITDA multiples are typically determined based upon review of market comparable transactions and publicly traded comparable companies, if any. The SDLP may also employ other valuation multiples to determine EV, such as revenues. The second method for determining EV uses a discounted cash flow analysis whereby future expected cash flows of the portfolio company are discounted to determine a present value using estimated discount rates (typically a weighted average cost of capital based on costs of debt and equity consistent with current market conditions). The EV analysis is performed to determine if there is credit impairment for debt investments. If debt investments are credit impaired, an EV analysis may be used to value such debt investments; however, in addition to the methods outlined above, other methods such as a liquidation or wind-down analysis may be utilized to estimate enterprise value. The second valuation technique is a yield analysis, which is typically performed for non-credit impaired debt investments. To determine fair value using a yield analysis, a current price is imputed for the investment based upon an assessment of the expected market yield for a similarly structured investment with a similar level of risk. In the yield analysis, the SDLP considers the current contractual interest rate, the maturity and other terms of the investment relative to risk of the company and the specific investment. A key determinant of risk, among other things, is the leverage through the investment relative to the enterprise value of the portfolio company. As debt investments held by the SDLP are substantially illiquid with no active transaction market, the SDLP depends on primary market data, including newly funded transactions, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.

The following tables summarize the significant unobservable inputs the SDLP used to value all of the investments categorized within Level 3 as of December 31, 2023 and 2022. The tables are not intended to be all‑inclusive, but instead capture the significant unobservable inputs relevant to the SDLP’s determination of fair values.

	As of December 31, 2023
			Unobservable Input
Asset Category	Fair Value	Primary Valuation Technique	Input	Estimated Range	Weighted Average
First lien senior secured loans	$ 5,129	Yield Analysis	Market Yield	9.98% - 14.08%	11.34%
Total	$ 5,129

18

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

	As of December 31, 2022
			Unobservable Input
Asset Category	Fair Value	Primary Valuation Technique	Input	Estimated Range	Weighted Average
First lien senior secured loans	$ 4,958	Yield Analysis	Market Yield	9.59% - 18.43%	11.65%
Total	$ 4,958

Changes in market yields may change the fair value of certain of the SDLP’s investments. Generally, an increase in market yields may result in a decrease in the fair value of certain of the SDLP’s investments. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the SDLP’s investments may fluctuate from period to period. Additionally, the fair value of the SDLP’s investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the SDLP may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the SDLP was required to liquidate a portfolio investment in a forced or liquidation sale, it could realize significantly less than the value at which the SDLP has recorded it.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned.

The following table presents fair value measurements of investments, restricted cash and unfunded delayed draw loan commitments as of December 31, 2023:

	Level 1	Level 2	Level 3	Total
Investments	$ —	$ —	$ 5,129	$ 5,129
Restricted cash	$ 150	$ —	$ —	$ 150
Unfunded delayed draw loan commitments (1)	$ —	$ —	$ (2)	$ (2)

(1) The fair value of unfunded delayed draw loan commitments is included in “accounts payable and other liabilities” in the accompanying consolidated balance sheet.

The following table presents fair value measurements of investments, restricted cash and unfunded delayed draw loan commitments as of December 31, 2022:

19

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

	Level 1	Level 2	Level 3	Total
Investments	$ —	$ —	$ 4,958	$ 4,958
Restricted cash	$ 83	$ —	$ —	$ 83
Unfunded delayed draw loan commitments (1)	$ —	$ —	$ (6)	$ (6)

(1) The fair value of unfunded delayed draw loan commitments is included in “accounts payable and other liabilities” in the accompanying consolidated balance sheet.

The following tables present changes in investments in which significant unobservable inputs (Level 3) were used in determining fair value as of and for the years ended December 31, 2023 and 2022:

As of and For the Year Ended December 31, 2023
Balance as of December 31, 2022	$ 4,958
Net realized losses	(148)
Net unrealized gains	75
Purchases	633
Repayments	(414)
Payment-in-kind interest	25
Net transfers out of Level 3	—
Balance as of December 31, 2023	$ 5,129

As of and For the Year Ended December 31, 2022
Balance as of December 31, 2021	$ 4,127
Net unrealized losses	(147)
Purchases	1,015
Repayments	(57)
Payment-in-kind interest	20
Net transfers out of Level 3	—
Balance as of December 31, 2022	$ 4,958

20

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

4.
Senior Notes and IFNs

As of December 31, 2023, clients of Varagon, have made capital available to the SDLP in the form of senior notes and IFNs of $4,150 and $350, respectively. This capital will only be committed to the SDLP upon approval of transactions by the investment committee of the SDLP. As of December 31, 2023 and 2022, there were $3,705 and $3,538 of senior notes outstanding, respectively. As of December 31, 2023 and 2022, there were $139 and $132 of IFNs outstanding, respectively. The interest rates charged on the senior notes and IFNs are based on three month SOFR plus an applicable spread.

The senior notes and IFNs are collateralized by substantially all the assets of the SDLP. Under the terms of the senior notes and the IFNs, the SDLP is required to comply with certain financial and nonfinancial covenants, primarily related to interest and collateral coverage. As of December 31, 2023 and 2022, the SDLP was in compliance in all material respects with all of the covenants of the senior notes and the IFNs.

In March 2023, the existing SPV I senior notes were exchanged for $1,875 Tranche A-1 Senior Secured Floating Rate Notes, $375 Tranche A-2 Senior Secured Floating Rate Notes and $250 Tranche A-3 Senior Secured Floating Rate Notes (collectively, the "SPV I Senior Notes"). The SPV I Senior Notes mature on July 27, 2036.

In September 2023, the existing SPV II senior notes were exchanged for $1,500 Tranche A-1 Senior Secured Floating Rate Notes, $300 Tranche A-2 Senior Secured Floating Rate Notes and $200 Tranche A-3 Senior Secured Floating Rate Notes (collectively, the "SPV II Senior Notes"). The SPV II Senior Notes mature on May 1, 2040.

21

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

5.
Subordinated Certificates

As of December 31, 2023, ARCC and the Varagon Member have made capital available to the SDLP in the form of subordinated certificates of $1,444 and $206, respectively. This capital will only be committed to the SDLP upon approval of transactions by the investment committee of the SDLP. As of December 31, 2023, ARCC and the Varagon Member had funded $1,328 and $190, respectively, in aggregate principal amount, to the SDLP. As of December 31, 2022, ARCC and the Varagon Member had funded $1,274 and $182, respectively, in aggregate principal amount, to the SDLP. The subordinated certificates carried a stated interest rate of SOFR plus an applicable margin, and also entitled the holders thereof to receive a portion of the excess cash flow from the portfolio, after expenses.

22

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

6.
Commitments and Contingencies

As of December 31, 2023 and 2022, the SDLP had the following investment commitments to fund various senior secured delayed draw loans to portfolio companies:

	As of December 31,
	2023	2022
Total undrawn delayed draw loan commitments	$ 260	$ 294

The SDLP’s commitment to fund delayed draw loans is triggered upon the satisfaction of certain pre-negotiated terms and conditions. Generally, the most significant and uncertain term requires the borrower to satisfy a specific use of proceeds covenant. The use of proceeds covenant typically requires the borrower to use the additional loans for the specific purpose of a permitted acquisition or permitted investment, for example. In addition to the use of proceeds covenant, the borrower is generally required to satisfy additional negotiated covenants (including specified leverage levels).

19

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

7.
Allocations and Distributions of Income and Losses

The SDLP makes distributions quarterly. Generally, cash received by the SDLP from investments is categorized as either principal proceeds or interest proceeds. Interest proceeds are generally used to pay expenses of the SDLP as well as contractual interest accrued on the senior notes, IFNs and subordinated certificates. Any amounts remaining after expenses and contractual amounts are paid are generally distributed to the holders of the subordinated certificates. Principal collections are generally distributed to the holders of the senior notes, IFNs and subordinated certificates to reduce the respective principal amounts outstanding, however it may be distributed to pay expenses or other contractual amounts due if interest proceeds are not sufficient to pay these amounts. The Indenture sets forth certain payment waterfalls for the application of interest proceeds and principal proceeds. In certain circumstances, such waterfalls may result in a different application of interest proceeds and principal proceeds than is described in this note, including, among other things, the application of such proceeds to pay down the outstanding principal amount of the senior notes and IFNs ahead of the subordinated certificates. Net income and losses generally are allocated pro rata to the Members based on their ownership percentage of the membership interests. Other allocations may be made to comply with certain tax and other regulatory requirements.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

8.
Related Party Transactions

Affiliates of the Varagon Member, ARCC or either of the Managers may have an interest in other securities or debt issued by the portfolio companies in which the SDLP has invested, and those securities or debt could be senior, pari passu, or junior to the investments held by the SDLP. See Note 2 for more information on other related party transactions.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

9.
Financial Highlights

The following represents the financial highlights for the members of the SDLP for the years ended December 31, 2023 and 2022:

	2023	2022
Net investment income ratio to average members' capital (1)	18.77%	15.48%

Interest expense ratio to average members' capital (1)	22.17%	12.66%
Other expenses ratio to average members' capital (1)	1.79%	1.66%
Total expense ratio to average members' capital (1)	23.96%	14.32%

Internal rate of return since inception (2)
End of period	12.35%	12.11%

(1)

The ratios net investment income, interest expense and other expenses to the average members' capital represent the net investment income, interest expense and other expenses, as reported in the consolidated statement of operations, to the average members’ capital for the years ended December 31, 2023 and 2022.

(2)

The internal rate of return since inception was calculated based on the actual dates of the cash flows (contributions and distributions) and the ending members' capital for the years ended December 31, 2023 and 2022.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

10.
Market and Other Risk Factors

Due to the nature of the SDLP’s strategy, the SDLP and its investment portfolio are subject to market, credit and other risk factors, including, but not limited to, the following:

Market Disruption Risk

Significant changes or volatility in the capital markets may cause the fair value of investments to fluctuate significantly over the life of the investments, which may have a negative effect on the valuations of SDLP’s investments. Investments may decline in value due to factors affecting the securities markets generally or particular industries. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, impacts from global exogenous events (such as the Russia-Ukraine war and more recently the Israel-Hamas war), and concerns over persistent inflation or adverse investor sentiment generally. Investments may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. These factors are outside of the SDLP's control and may impact the level of volatility of investment values, as well as the liquidity of investments. While most of the SDLP’s investments are illiquid and not intended to be traded, applicable accounting standards require the SDLP to assume as part of the valuation process that the SDLP’s investments are sold in a principal market to market participants (even if the SDLP plans on holding an investment through its maturity). Significant changes in the capital markets may also affect the pace of investment activity and the potential for liquidity events involving the SDLP’s investments.

Credit Risk

The SDLP invests in first lien senior secured loans, including “unitranche” loans, which are loans that combine both senior and subordinated debt, generally in a first lien position, primarily to U.S. middle-market companies. While the debt the SDLP invests in is often secured, such security does not guarantee that the SDLP will receive principal and interest payments according to the terms of the loan, or that the value of any collateral will be sufficient to allow the SDLP to recover all or a portion of the outstanding amount of the loan should the SDLP be forced to enforce its remedies. The SDLP places its cash with financial institutions and, at times, cash held in the checking, money market and repurchase accounts may be in excess of the Federal Deposit Insurance Corporation insured limit.

Interest Rate Risk

General interest rate fluctuations may have a substantially negative impact on the SDLP’s investments and investment opportunities and, accordingly, may have a material adverse effect on the SDLP’s investment objective and its net investment income. To the extent the SDLP borrows money to make investments, the SDLP’s net investment income is dependent upon the difference between the rate at which the SDLP borrows funds and the rate at which the SDLP invests these funds.

In this period of rising market rates, the SDLP's interest income will increase as the majority of the SDLP's portfolio bears interest at variable rates while the SDLP's cost of funds will also increase, to a lesser extent, with the net impact being an increase to the SDLP's net investment income. Conversely, if market rates decrease, the SDLP may earn less interest income from investments made during such lower rate environment. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on the SDLP’s net investment income.

Senior Direct Lending Program, LLC

Notes to Consolidated Financial Statements

As of December 31, 2023

(in millions, except percentages and as otherwise noted)

______________________________________________________________________________________________________

11.
Subsequent Events

The Managers have evaluated subsequent events through March 8, 2024 of the consolidated financial statements included herein. There have been no subsequent events that occurred during such period that would require disclosure in the SDLP’s consolidated financial statements as of and for the year ended December 31, 2023.